CONTACT:

Stewart E. McClure, Jr.	Gerard Riker
President and Chief Executive Officer	EVP and Chief Financial Officer
(908) 630- 5000	(908) 630-5018

PRESS RELEASE FOR IMMEDIATE RELEASE

SOMERSET HILLS BANCORP ANNOUNCES STOCK
RE-PURCHASE PROGRAM

BERNARDSVILLE, NJ - February 28, 2007. Somerset Hills Bancorp (NASDAQ  “SOMH”) announced today that its Board of Directors had approved a stock re-purchase program pursuant to which the Company may re-purchase up to 250,000 shares of its outstanding common stock. Under the program, re-purchases may be made from time to time in the open market or in privately negotiated transactions at such prices as management of the Company deems appropriate.

Mr. Stewart E. McClure, Jr., the President and Chief Executive Officer of the Company stated: “We believe that this buy back program is an appropriate use of our capital to enhance shareholder value and liquidity in our stock.”

Somerset Hills Bancorp is a bank holding company for Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Madison, Mendham, Morristown, and Summit, New Jersey.  The Company has announced plans to open two additional offices in Long Valley and Stirling, New Jersey.  Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers.  The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management Services, LLC, a wholly owned subsidiary licensed to provide financial services, including financial planning, insurance (life, health, property and casualty), mutual funds and annuities for individuals and commercial accounts, and Somerset Hills Title Group, LLC, which, with its partner, Property Title Group, provides title services in connection with the closing of real estate transactions.  The common stock of the Company is traded on NASDAQ under the symbol SOMH.  You can visit our website at www.somersethillsbank.com.